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                                                                     EXHIBIT 4.0


                                  PALFED, INC.

                             1995 STOCK OPTION PLAN



          1. PURPOSE OF THE PLAN. The PALFED, Inc. 1995 Stock Option Plan (the "Plan") is intended to advance the interests of PALFED, Inc. (the "Company") and its "subsidiaries" (as defined in Section 424 of Internal Revenue Code of 1986, as amended (the "Code")) by encouraging and providing an opportunity for officers and other key employees of the Company and its subsidiaries to acquire shares of the Company's common stock. In addition, the Plan is intended to enhance the ability of the Company and its subsidiaries to attract and retain employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its subsidiaries.

          The Plan provides for the grant of stock options which qualify as "incentive stock options" ("Incentive Stock Options") within the meaning of
Section 422 of the Code, or stock options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options") (Incentive Stock Options and Non-Qualified Stock Options are hereinafter collectively referred to as "Options").

          2.   STOCK SUBJECT TO THE PLAN.  Subject to adjustment as provided in section 7 of the Plan, the maximum number of shares of common stock, $ 1.00 par value, of the Company ("Common Stock") that may be issued under Options granted under the Plan shall be a total of 100,000 shares of Common Stock. If an Option expires or terminates for any reason without being exercised in full, or is satisfied without the issuance of Common Stock, or Common Stock is surrendered upon exercise of an Option, the undistributed shares of Common Stock subject to such Option or so surrendered shall again be available for distribution under the Plan.

          3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee of the Board of Directors consisting of not less than three (3) directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein, the term "Committee" refers to such committee. Subject to the terms of the Plan, the Committee shall have full authority in its discretion to determine the officers or employees of the Company and its subsidiaries to whom Options shall be granted and the terms and provisions of Options. In making such determinations, the Committee may take into account the nature of the services rendered and to be rendered by the respective officers and employees, their present and potential contributions to the Company and any other factors that the Committee deems relevant. The Committee may also make the issuance or exercise of Options subject to the satisfaction of specified financial performance goals established by the Committee in its discretion. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret and construe the terms and intent of the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Option agreements (which need not be identical); and to make all other determinations necessary or advisable for the proper administration of the Plan.

          4. ELIGIBILITY AND LIMITS. Options may be granted only to officers and other key employees of the Company and its present or future subsidiaries. No Incentive Stock Option may be granted to a director not otherwise employed by the Company. In the case of an Incentive Stock Option, if the aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options can become exercisable for the first time by any person



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during any one calendar year under this Plan and under all other plans of the
Company and its subsidiary corporations (within the meaning of Sections 422 and 424 of the Code) exceeds $100,000, such options in excess of such amount shall not be treated as Incentive Stock Options but shall be treated as Non-Qualified Stock Options.

          5. INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS. At the time any Option is granted under this Plan, the Committee shall determine whether said Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to such status. In the event any Option identified as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Subject to the provisions of the Plan, the number of shares as to which Incentive Stock Options and Non-Qualified Stock Options shall be granted shall be determined by the Committee in its sole discretion. At the time any Incentive Stock Option granted under this Plan is exercised, the certificates representing the shares of Common Stock purchased pursuant to such Option shall be clearly identified as representing shares purchased upon exercise of an Incentive Stock Option.

          6. TERMS AND CONDITIONS OF OPTIONS. Subject to the following terms and conditions, all Options granted under this Plan shall be evidenced by a written Option agreement in such form and upon such terms and conditions, not inconsistent with this Plan, as the Committee shall from time to time determine.

          (a) OPTION TERM. No Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

          (b) OPTION. The option price per share of Common Stock purchasable under an Option granted under this Plan shall be as set forth in the applicable Option agreement; provided that the option price for an Incentive Stock Option shall not be less than the fair market value of a share of Common Stock (as determined in good faith by the Committee) on the date such Incentive Stock Option is granted. The date an Option is granted shall be the date on which the Committee has approved the terms and conditions of an Option agreement evidencing the Option, has determined the recipient of the Option and the number of shares covered by the Option, and has taken all such other action as necessary to complete the grant of the Option.

          (c) PAYMENT. Payment for all shares purchased pursuant to exercise of an Option shall be made in cash, or if the Option agreement so provides, by delivery of shares of Common Stock at its fair market value on the date of delivery. Such payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered until full payment therefor has been made. Prior to the exercise of an Option, the holder of an Option shall have none of the rights of a shareholder.

          The Committee may provide in the Option agreement that upon notice of exercise of an Option, the Committee may elect to settle all or a part of the portion of any Option so exercised by delivering to the holder that number of shares of Common Stock equal to the fair market value of the Common Stock less the Option's exercise price (determined as of the date the Option is exercised). Any such settlement relating to Options held by holders who are actually or potentially subject to Section 16(b) of the Exchange Act shall comply in all respects with Rule 16b-3, including the "window period" provisions of Rule 16b-3(e), to the extent applicable.

          (d) CONDITIONS TO EXERCISE OF AN OPTION. Subject to the provisions of paragraph (g) below, each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Option agreement, except that no Option may be exercised to any extent until the holder shall have been employed by the Company or one of its subsidiaries for at least six (6) months from the date of the grant.



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          (e)  NONTRANSFERABILITY OF OPTION.  An Option shall not be assignable or transferable except by will or by the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by the holder. Any distributee by will or by the laws of descent and distribution shall be bound by the provisions of this Plan. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of an Option, and any levy of execution, attachment or similar process on an Option shall be null and void.

          (f) TERMINATION OF EMPLOYMENT OR DEATH. In the event of termination of employment of the holder for any reason other than death or disability, the holder may not exercise an Option more than three (3) months after the date of such termination of employment; provided, however, that no Option shall be exercised following the date of notice to the holder of termination of his employment by the Company or by any of its subsidiaries for violation by him or her of any provision of any written employment contract between the Company or any of its subsidiaries and the holder, or for "cause" (as defined in the Option agreement between the holder and the Company). Upon any termination of employment of the holder by reason of disability, within the meaning of Section 105(d)(4) of the Code, the holder may not exercise an Option later than twelve
(12) months after the date of such termination of employment. If the holder of an Option dies, such Option may be exercised (to the extent that the holder shall have been entitled to do so at the date of his death) by a legatee or legatees of the holder under his last will, or by his personal representatives or distributees, at any time within the twelve (12) month period following his death. Notwithstanding this paragraph (f), no Option may be exercised more than ten (10) years after the date on which such Option was granted. For purposes of this paragraph (f), employment of a holder shall not be deemed terminated so long as the holder is employed by, or a director of, a parent or subsidiary of the Company or another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Option of the holder in a transaction to which Section 424(a) of the Code is applicable.

          (g) ACCELERATION OF RIGHT OF EXERCISE. Notwithstanding the vesting provisions of paragraph (d) above, but subject to the provisions of paragraph
(b) above, an Option may be exercised in any amount up to the full number of shares covered by the Option without regard to the date of grant of the Option if: (i) a tender offer or exchange offer has been made for at least twenty-five percent (25%) of the outstanding shares of Common Stock, other than one made by the Company, provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of Common Stock pursuant to such offer; or (ii) the shareholders of the Company have approved a definitive agreement (the "Agreement") to merge or consolidate with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation or to sell or otherwise dispose of all or substantially all of its assets; or (iii) any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding for purposes of this section any employee benefit plan of the Company which acquires beneficial ownership of voting securities of the Company) becomes the holder of twenty-five percent (25%) or more of the outstanding shares of Common Stock. If any of the events specified in this subparagraph (g) have occurred, the Option shall be fully exercisable: (x) in the event of (i) above, within a 30-day period commencing on the date of expiration of the tender offer or exchange offer; or (y) in the event of (ii) above, within a 30-day period commencing on the date of approval by the shareholders of the Agreement; or (z) in the event of (iii) above, within a 30-day period commencing on the date upon which the Company is provided a copy of Schedule 13D (filed pursuant to Section 13(d) of the Exchange Act and rules and regulations promulgated thereunder) indicating that any person or group has become the holder of twenty-five percent (25%) or more of the outstanding shares of Common Stock or, if the Company is not subject to Section 13(d) of the Exchange Act, within a 30-day period commencing on the date upon which the Company receives written notice that any person or group has become the holder of twenty-five percent (25%) or more of the outstanding shares of Common Stock.

          7. CHANGES IN CAPITALIZATION; MERGER; LIQUIDATION. The number of shares of Common Stock as to which Options may be granted, the number of shares covered by each outstanding Option, and the price per share of each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a subdivision or combination of shares, the payment of a stock dividend, or other combination or reclassification of the Common Stock effected


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without receipt of consideration by the Company.  If the Company shall be the surviving entity in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, the holder of each outstanding Option shall be entitled to purchase upon any exercise of an Option, at the same times and upon the same terms and conditions as are then provided in the Option, the number and class of shares of Common Stock or other securities to which a holder of the same number of shares of Common Stock at the time of such transaction would have been entitled to receive as a result of such transaction. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor. Comparable rights shall accrue to each holder in the event of successive mergers or consolidations. In the event of any such changes in capitalization of the Company, the Committee may make such additional adjustments in the number and class of shares of Common Stock or other securities with respect to which outstanding Options are exercisable and with respect to which future Options may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of section 10 of this Plan. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which the Company survives only as a subsidiary of another corporation, provision shall be made for each outstanding Option to become exercisable prior to such dissolution, liquidation, merger or consolidation, except to the extent that another corporation or other legal entity assumes such Option or substitutes another option therefor in a transaction to which Section 424(a) of the Code applies. In the event of a change of the Company's shares of Common Stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

          Except as expressly provided in this section 7, the holder of an Option shall have no rights by reason of any subdivision or combination of shares of Common Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock of any class or by reason of any dissolution, liquidation, merger, consolidation or distribution to the Company's shareholders of assets or stock of another corporation, and any issuance by the Company of shares of Common Stock of any class, or securities convertible into shares of Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The existence of the Plan and the Options granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

          8. RESTRICTION ON ISSUANCE OF SHARES. The Company shall not be obligated to sell or issue any shares of Common Stock pursuant to any Option agreement if such issuance would result in the violation of any laws, including the Securities Act of 1933, as amended (the "1933 Act") or any rules and regulations promulgated by the Office of Thrift Supervision ("OTS") or Federal Deposit Insurance Corporation ("FDIC") or any successor agency of the OTS or FDIC.

          9. PURCHASE FOR INVESTMENT; OTHER REPRESENTATIONS OF HOLDER. In the event that the offering of shares with respect to which an Option is being exercised is not registered under the 1933 Act, but an exemption is available which requires an investment representation or other representation, each holder electing to purchase such shares will be required to represent that such shares are being acquired for investment and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary by counsel to the Company. Stock certificates evidencing such unregistered shares acquired upon exercise of Options shall bear restrictive legends in such form as are required or advisable under applicable laws.

          10. TERMINATION AND AMENDMENT OF THE PLAN. The Plan shall terminate on the date ten (10) years after adoption of the Plan by the Board of Directors and no Option shall be granted under the Plan after that date, but Options granted before termination of the Plan shall remain exercisable thereafter until



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they expire or lapse according to their terms.  The Board of Directors or the
Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable under laws and regulations promulgated by the SEC with respect to the provisions of Section 16 of the Exchange Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the shareholders of the Company, except that no such termination, modification or amendment shall adversely affect any outstanding Option without the consent of the holder of such Option. Any modification or amendment that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in capitalization such as a stock dividend or stock split), (ii) materially modify the designation of employees eligible to receive Options under the Plan, or (iii) materially increase the benefits accruing to holders of Options granted or to be granted under the Plan, within the meaning of SEC Rule 16b-3, as amended, shall be effective only if it is approved by the shareholders of the Company at the next annual meeting of shareholders after the date of adoption by the Board of Directors of such modification or amendment; provided that no shareholder approval shall be required if such approval is not required for the qualification of the Plan under Rule 16b-3 of the Exchange Act.

          11. APPROVAL BY SHAREHOLDERS. The Plan shall become effective upon the approval by the Board of Directors, subject to approval of the Plan by the Company's shareholders. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, any Options previously granted under the Plan shall be void and the Plan shall terminate, and no further Options shall be granted. Subject to this limitation, Options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

          12.  MISCELLANEOUS.

          (a) CONSTRUCTION. All Incentive Stock Options to be granted hereunder are intended to comply with Sections 422 and 424 of the Code or any successor provisions, and all provisions of this Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effect that intent. With respect to holders subject to Section 16 of the Exchange Act, this Plan and all transactions under this Plan are intended to comply with all applicable provisions of SEC Rule 16b-3 or any successor provision under the Exchange Act, and this Plan shall be construed in such manner as to effect that intent. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. In administering this Plan, the Committee may adopt such requirements as it deems appropriate to comply with Sections 422 and 424 of the Code and any regulations thereunder, or SEC Rule 16b-3, and the Board of Directors or the Committee may amend this Plan to the extent necessary to comply with such provisions, subject to section 10 of this Plan.

          (b) NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving any person the right to continued employment. Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his or her employment by the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the holder from the rate in existence at the time of the grant of an Option.

          (c) WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under this Plan, the Company shall have the right to withhold from amounts or shares due the recipient or to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.



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          (d)  NO FRACTIONAL SHARES.  No fractional shares of Common Stock shall be issued under the Plan, and cash shall be paid in lieu of any fractional shares in settlement of Options granted under the Plan.

          (e) GOVERNING LAW. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of South Carolina.






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